Exhibit 99.1
: Press Release dated July 31, 2007
Rio Vista Energy Partners Expects To Pay Distribution Arrearage of $1.25 Per Unit
Tuesday July 31, 8:00 am ET
HOUSTON—(BUSINESS WIRE)—Rio Vista Energy Partners L.P. (NASDAQ: RVEP — News), an energy services master limited partnership (“Rio Vista”), announced today that it has scheduled a cash distribution to its common unit holders to pay an existing arrearage in the payment of quarterly distributions. The distribution is expected to be in an amount equal to $1.25 per common unit, which is equal to the cumulative amount of prior unpaid minimum quarterly distributions. The distribution is scheduled to be paid on or before December 31, 2007 to all holders of record of Rio Vista common units as of the close of business on August 7, 2007.
About Rio Vista Energy Partners L.P.
Rio Vista is a master limited partnership focused on acquiring and developing oil and gas exploration, production and transportation assets. It currently owns certain liquefied petroleum gas assets, including pipelines running from Brownsville, Texas to a terminal facility in Matamoros, Mexico owned by Rio Vista. Rio Vista is also engaged in liquid bulk storage, transloading and transportation of chemicals and petroleum products through its assets and operations in Hopewell, Virginia. Rio Vista seeks to grow primarily through the acquisition of qualified oil and gas assets.
Forward-Looking Statements
Certain of the statements in this news release are forward-looking statements, including statements regarding the amount and timing of an arrearage distribution to unitholders and the possible acquisition of qualified oil and gas assets. Although these statements reflect Rio Vista’s beliefs, they are subject to uncertainties and risks that could cause actual results to differ materially from expectations. These risks include the fact that Rio Vista may not receive sufficient funds to pay the arrearage distribution as planned, and Rio Vista may be unable to pay future distributions or to complete any acquisitions of qualified oil or gas assets. Even if completed, future acquisitions and expansions may not be successful, may substantially increase Rio Vista’s indebtedness and contingent liabilities, and may present integration difficulties. If Rio Vista does not have sufficient capital resources for acquisitions or opportunities for expansion, its growth and ability to pay quarterly distributions will be limited. In addition, Rio Vista may not distribute sufficient cash to meet the tax obligations of unitholders associated with the ownership of common units. Additional information regarding risks affecting Rio Vista’s business may be found in Rio Vista’s most recent reports on Form 8-K, Form 10-Q and Form 10-K and its registration statement on Form 10 and in Penn Octane Corporation’s most recent reports on Form 8-K, Form 10 Q and Form 10-K filed with the Securities and Exchange Commission.
Contact:
CEOcast, Inc. for Rio Vista
Andrew Hellman, 212-732-4300